Exhibit 99

MTV Networks Names Jacques Tortoroli as Executive Vice President and Chief Financial Officer

New York, NY – January 7, 2008 – Jacques Tortoroli has been named Executive Vice President and Chief Financial Officer of MTV Networks, (MTVN), a unit of Viacom (NYSE: VIA and VIA.B), it was announced today by Judy McGrath, Chairman and CEO, MTV Networks. Tortoroli, who will continue to be based in New York, was formerly Senior Vice President, Controller and Chief Accounting Officer of Viacom. He will assume his new position in early March in order to transition his existing Viacom responsibilities.

As Chief Financial Officer for MTV Networks, Tortoroli will be responsible for managing the financial operations of the company and will report directly to Rich Eigendorff, Chief Operating Officer of MTV Networks.

“Jacques’ experience at Viacom and deep understanding of our businesses and revenue streams will make him extremely valuable to MTV Networks,” said McGrath. “He also has great relationships with the finance group and our senior management team, which will make this a seamless transition.”

Mr. Tortoroli began his tenure at Viacom as Senior Vice President, Controller and Chief Accounting Officer in October 2005. In that role, Mr. Tortoroli oversaw accounting and financial reporting, financial planning and forecasting, S-O-X, risk management, and payroll for Viacom.

Before joining Viacom, Mr. Tortoroli was the Executive Vice President and Chief Financial Officer of Infinity Broadcasting, a subsidiary of Viacom Inc. He assumed this position in July 2002, and was responsible for all aspects of Infinity's financial performance, as well as Information Systems and Real Estate. From July 2002 to December 2003, Mr. Tortoroli also served as the Chief Financial Officer of Westwood One, a publicly traded affiliate of Viacom Inc. and one of the largest domestic content providers to radio and television affiliates.

Prior to joining Infinity and Westwood One, Mr. Tortoroli served as the Chief Financial Officer of two publicly traded companies: Scient, Inc., a technology consulting company now part of Avenue A, Inc.; and Young & Rubicam Inc., one of the world's largest advertising and marketing services firms. Prior to serving as CFO at Young & Rubicam, he held the positions of Senior Vice President of Finance and Controller at Young & Rubicam, and Chief Financial Officer of Young & Rubicam Advertising/Wunderman Cato Johnson.

Mr. Tortoroli also served in various senior financial roles over a 12-year career at PepsiCo, Inc., including positions in London and Rome. Prior to his departure, he was Senior Vice President and Controller of Pepsi-Cola International. He started his career with KPMG, where he spent eight years in New York and Brussels, and last served as a Senior Audit Manager.

Mr. Tortoroli received his bachelor of science in accounting from St. Francis College, New York, and earned his C.P.A. in New York State. Mr. Tortoroli serves on the board of a number of organizations, including St. Thomas Aquinas College.

MTV Networks, a unit of Viacom (NYSE: VIA, VIA.B), is one of the world's leading creators of programming and content across all media platforms. MTV Networks, with more than 145 channels worldwide, owns and operates the following television programming services - MTV: MUSIC TELEVISION, MTV2, VH1, mtvU, NICKELODEON, NICK at NITE, COMEDY CENTRAL, TV LAND, SPIKE TV, CMT, NOGGIN/THE N, VH1 CLASSIC, MTVN INTERNATIONAL and THE DIGITAL SUITE FROM MTV NETWORKS, a package of 13 digital services, all of these networks trademarks of MTV Networks. MTV Networks connects with its audiences through its robust consumer products businesses and its more than 300 interactive properties worldwide, including online, broadband, wireless and interactive television services and also has licensing agreements, joint ventures, and syndication deals whereby all of its programming services can be seen worldwide.

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Contact:	Julia Phelps	212.846.5288	julia.phelps@mtvstaff.com